================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 16, 2001


                                     1-6880
                            ------------------------
                            (Commission File Number)


                                  U.S. BANCORP
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


       DELAWARE                                               41-0255900
------------------------                             ---------------------------
(State of Incorporation)                             (IRS Identification Number)


                                 U.S. Bank Place
           601 Second Avenue South, Minneapolis, Minnesota 55402-4302


                                 (612) 973 1111
                         -------------------------------
                         (Registrant's telephone number)


================================================================================

ITEM 5 OTHER EVENTS


DOCUMENT INCORPORATED HEREIN:


Press Release by U.S. Bancorp dated October 16, 2001

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it's behalf by the undersigned hereunto duly authorized.

                                       U.S. BANCORP

                                       By: /s/  Terrance R. Dolan
                                           -------------------------------------
                                           Name:  Terrance R. Dolan
                                           Title: Senior Vice President

Date:    October 17, 2001

[USBANCORP LOGO]

                                                                    News Release
    601 Second Ave. South
    Minneapolis, MN  55402



                        Contact:
                        Steve Dale       H.D. McCullough      Judith T. Murphy
                        Media Relations  Investor Relations   Investor Relations
                        (612) 973-0898   (612) 973-2261       (612) 973-2264

               U.S. BANCORP REPORTS EARNINGS FOR 3RD QUARTER 2001

----------------------------------------------------------------------------------------------------------------------------------
   EARNINGS SUMMARY                                                                                                        TABLE 1
----------------------------------------------------------------------------------------------------------------------------------
   ($ in millions, except per-share data)                                         PERCENT   PERCENT
                                                                                   CHANGE   CHANGE
                                                       3Q        2Q        3Q     3Q01 VS   3Q01 VS     YTD       YTD     PERCENT
                                                      2001      2001      2000      2Q01     3Q00      2001      2000     CHANGE
                                                  -------------------------------------------------------------------------------

   Before merger and restructuring-related items*:
       Operating earnings                            $149.7    $818.6    $788.8   (81.7)    (81.0)  $1,765.6  $2,282.7    (22.7)
       Earnings per common share (diluted)             0.08      0.43      0.41   (81.4)    (80.5)      0.91      1.19    (23.5)
       Cash earnings per common share                  0.15      0.49      0.46   (69.4)    (67.4)      1.11      1.34    (17.2)
       (diluted)**

   Net income                                          38.7     562.3     710.3   (93.1)    (94.6)   1,011.1   2,106.9    (52.0)
   Earnings per common share (diluted)                 0.02      0.29      0.37   (93.1)    (94.6)      0.52      1.10    (52.7)
   Cash earnings per common share (diluted)**          0.09      0.35      0.42   (74.3)    (78.6)      0.72      1.25    (42.4)

   Dividends paid per common share                   0.1875    0.1875    0.1625      --      15.4     0.5625    0.4875     15.4
   Book value per common share (period-end)            8.54      8.10      7.58     5.4      12.7

   Return on average common equity***(%)                3.5      21.0      21.8                         14.7      21.4
   Return on average assets*** (%)                     0.35      1.99      1.97                         1.43      1.94

   Net interest margin (%)                             4.42      4.37      4.32                         4.40      4.38
   Efficiency ratio*** (%)                             49.5      47.6      48.2                         49.2      49.1
   Banking efficiency ratio****                        45.7      42.7      42.8                         44.7      44.1

   * merger and restructuring-related items (net of taxes) totaled $111.0 million in 3Q01, $256.3 million in 2Q01 and $78.5 million in 3Q00 merger and restructuring-related items (net of taxes) totaled $754.5 million year-to-date 2001 and $175.8 million year-to-date 2000

   **  calculated by adding amortization of goodwill and other intangible assets to operating earnings and net income

   *** before merger and restructuring-related items

   ****before merger and restructuring-related items; without investment banking and brokerage activity

----------------------------------------------------------------------------------------------------------------------------------

MINNEAPOLIS, October 16, 2001 - U.S. Bancorp (NYSE: USB) today reported operating earnings of $149.7 million for the third quarter of 2001, compared with $788.8 million for the third quarter of 2000. Operating earnings of $.08 per diluted share in the third quarter of 2001 were lower than the same period of 2000 by $.33, or 80.5 percent. Operating earnings on a cash basis were $.15 per diluted share in the third quarter of 2001, compared with $.46 in the third quarter of 2000. Return on

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 2


average common equity and return on average assets, excluding merger and restructuring-related items, were 3.5 percent and .35 percent, respectively, in the third quarter of 2001, compared with returns of 21.8 percent and 1.97 percent in the third quarter of 2000.

     U.S. Bancorp (the "Company") is the organization created by the merger of Firstar Corporation ("FSR") of Milwaukee, Wisconsin and the former U.S. Bancorp ("USB") of Minneapolis, Minnesota. The merger was completed on February 27, 2001, as a pooling-of-interests, and prior periods have been restated.

     Including after-tax merger and restructuring-related items of $111.0 million in the third quarter of 2001 and $78.5 million in the third quarter of 2000, the Company recorded net income for the third quarter of 2001 of $38.7 million, or $.02 per diluted share, compared with $710.3 million, or $.37 per diluted share, for the same period of 2000.

     As previously announced, the Company's third quarter results included an incremental provision for credit losses of $1,025 million, or approximately $655 million after-tax. Earnings for the third quarter of 2001 also reflect the impact of a $36.0 million impairment of commercial and retail leasing residuals, recognition of $24.7 million of mortgage servicing rights ("MSR") impairment, and approximately $14.0 million of write-downs of commercial leasing partnerships and repossessed tractor/trailer property, partially offset by gains on the sale of securities of $59.8 million. In addition, the level of third quarter earnings compared with the prior quarter and the same quarter of 2000 was less than expected due to a slowdown in capital markets activity and payment processing volumes during the last three weeks of September. Although it is still early in the fourth quarter, given third quarter operating results and the Company's belief that current economic trends will continue into the fourth quarter of 2001, full year 2001 operating earnings are expected to be approximately $1.32 per diluted share.

     U.S. Bancorp President and Chief Executive Officer Jerry A. Grundhofer said, "As the economic slowdown accelerated during the latter part of the quarter, we promptly recognized the need to address the impact that these sudden changes could have on our credit portfolio. It also became apparent that capital markets and payment processing-related revenues would be below expectations in the quarter.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 3



We are disappointed with our third quarter results, but believe the actions we have taken to build balance sheet strength will give us the flexibility necessary to address the current uncertain economic environment. In the face of this uncertainty, and critical to achieving the organization's long-term goals, our Consumer Banking business line demonstrated its growth potential in the quarter as average retail loans increased an annualized 10.1 percent compared with the second quarter of 2001 and average noninterest-bearing deposits increased an annualized 12.4 percent compared with the second quarter of 2001. Integration activities remained on schedule, including the flawless conversion of bank-branded consumer credit cards and the successful rollout of the Five Star Service Guarantee in the former U.S. Bancorp markets. As an organization, we will continue to do what is right for our customers and prospects, including the achievement of our goal of providing industry-leading customer service."

     Total revenue on a taxable-equivalent basis for the third quarter of 2001 grew by $160.3 million, or 5.8 percent, over the third quarter of 2000, primarily due to acquisitions, securities gains and core banking growth, partially offset by a reduction in capital markets-related revenue, credit card fee revenue and the recognition of lease residual impairment. Excluding securities gains, total revenue on a taxable-equivalent basis for the third quarter of 2001 grew by $101.6 million, or 3.7 percent, over the third quarter of 2000.

     Total noninterest expense, before merger and restructuring-related items, increased over the third quarter of 2000 by $85.0 million, or 6.4 percent, primarily reflecting acquisitions, the recognition of MSR impairment, and the write-down of commercial lease assets, partially offset by a reduction in compensation expense related to capital markets activity and cost savings from the integration of recent acquisitions. Provision for credit losses, before merger and restructuring-related items, for the third quarter of 2001 increased by $1,061.0 million over the third quarter of 2000, reflecting an increase in charge-offs quarter over quarter and a $712 million addition to the allowance for credit losses. The increase to the allowance recognizes the increasing probability that the current economic slowdown will accelerate or be more prolonged as a result of recent events.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 4



     Net charge-offs in the third quarter of 2001 were $563.3 million, compared with the second quarter of 2001 net charge-offs of $240.3 million and third quarter of 2000 net charge-offs of $213.9 million. Approximately $313.2 million of the increase in charge-offs reflects several factors, including recent collateral deterioration, further credit deterioration in the manufacturing, communications and technology sectors, and specific management decisions to accelerate its workout strategy for certain borrowers. Nonperforming assets decreased from $1,215.1 million at June 30, 2001, to $1,132.4 million at September 30, 2001, primarily reflecting management's credit quality initiatives. The ratio of allowance for credit losses to nonperforming loans was 243 percent at September 30, 2001, compared with 156 percent at June 30, 2001.

     On July 24, 2001, the Company acquired NOVA Corporation (NYSE: NIS) ("NOVA") in a stock and cash transaction valued at approximately $2.1 billion. The transaction was accounted for as a purchase.

     On September 7, 2001, the Company acquired 20 branches in Southern California from Pacific Century Bank in a cash transaction. The acquisition includes approximately $640 million in deposits, $570 million in assets and 300 employees.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 5



----------------------------------------------------------------------------------------------------------------------------------
   INCOME STATEMENT HIGHLIGHTS                                                                                             TABLE 2
----------------------------------------------------------------------------------------------------------------------------------

   (Taxable-equivalent basis, $ in millions,                                     PERCENT  PERCENT
         except per-share data)                                                  CHANGE   CHANGE
                                                     3Q        2Q        3Q      3Q01 VS  3Q01 VS    YTD       YTD     PERCENT
                                                    2001      2001      2000       2Q01     3Q00     2001      2000     CHANGE
                                                  -------------------------------------------------------------------------------
   Net interest income                             $1,619.8  $1,586.0  $1,534.2      2.1       5.6  $4,779.9  $4,572.8       4.5
   Noninterest income*                              1,308.3   1,264.4   1,233.6      3.5       6.1   3,973.6   3,618.3       9.8
                                                   ----------------------------                     ------------------
   Total revenue                                    2,928.1   2,850.4   2,767.8      2.7       5.8   8,753.5   8,191.1       6.9
   Noninterest expense*                             1,418.7   1,341.9   1,333.7      5.7       6.4   4,154.9   4,020.5       3.3
                                                   ----------------------------                     ------------------
   Operating income before merger and
        restructuring-related items                 1,509.4   1,508.5   1,434.1      0.1       5.3   4,598.6   4,170.6      10.3
   Provision for credit losses*                     1,275.0     240.0     214.0       nm        nm   1,880.8     598.5        nm
                                                   ----------------------------                     ------------------
   Income before taxes, merger and
        restructuring-related items                   234.4   1,268.5   1,220.1    (81.5)    (80.8)  2,717.8   3,572.1     (23.9)
   Taxable-equivalent adjustment                       10.7      16.8      21.2    (36.3)    (49.5)     46.0      64.7     (28.9)
   Income taxes*                                       74.0     433.1     410.1    (82.9)    (82.0)    906.2   1,224.7     (26.0)
                                                   ----------------------------                     ------------------
   Income before merger and
        restructuring-related items                   149.7     818.6     788.8    (81.7)    (81.0)  1,765.6   2,282.7     (22.7)
   Merger and restructuring-related items
   (after-tax)                                       (111.0)   (256.3)    (78.5)     nm        nm     (754.5)   (175.8)       nm
                                                   ----------------------------                     ------------------
   Net income                                         $38.7    $562.3    $710.3    (93.1)    (94.6) $1,011.1  $2,106.9     (52.0)
                                                   ============================                     ==================

   Per diluted common share:
       Earnings, before merger and
           restructuring-related items                $0.08     $0.43     $0.41    (81.4)    (80.5)    $0.91     $1.19     (23.5)
                                                   ============================                     ==================
       Earnings on a cash basis, before
           merger and restructuring-related
       items                                          $0.15     $0.49     $0.46    (69.4)    (67.4)    $1.11     $1.34     (17.2)
                                                   ============================                     ==================
       Net income                                     $0.02     $0.29     $0.37    (93.1)    (94.6)    $0.52     $1.10     (52.7)
                                                   ============================                     ==================
       Earnings on a cash basis**                     $0.09     $0.35     $0.42    (74.3)    (78.6)    $0.72     $1.25     (42.4)
                                                   ============================                     ==================

   *   Before effect of merger and restructuring-related items

   **  Calculated by adding amortization of goodwill and other intangible assets to operating earnings and net income
----------------------------------------------------------------------------------------------------------------------------------


Net Interest Income

     Third quarter net interest income on a taxable-equivalent basis was $1,619.8 million, compared with $1,534.2 million recorded in the third quarter of 2000. Average earning assets for the period increased over the third quarter of 2000 by $4.1 billion, or 2.9 percent, primarily driven by increases in the investment portfolio, core commercial and retail loan growth, and the impact of

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 6



acquisitions, partially offset by a $2.3 billion decline in lower margin residential mortgages, a $1.8 billion reduction related to transfers of low margin, higher quality, commercial loans to Stellar Funding Group, Inc. (the "loan conduit") and the sale of indirect automobile and high LTV home equity loans in the first quarter of 2001. The net interest margin in the third quarter of 2001 was 4.42 percent, compared with 4.37 percent in the second quarter of 2001 and 4.32 percent in the third quarter of 2000. The improvement in the net interest margin in the third quarter of 2001 over the third quarter of 2000 and the second quarter of 2001 reflects funding benefits of the declining rate environment and improving spreads due to product re-pricing dynamics and loan conduit transfers, partially offset by lower yields on the investment portfolio.

----------------------------------------------------------------------------------------------------------------------------
   AVERAGE LOANS                                                                                                     TABLE 3
----------------------------------------------------------------------------------------------------------------------------
   ($ in millions)                                                       PERCENT   PERCENT
                                                                          CHANGE   CHANGE
                                            3Q         2Q         3Q     3Q01 VS   3Q01 VS     YTD        YTD      PERCENT
                                           2001       2001       2000      2Q01     3Q00       2001       2000     CHANGE
                                        ------------------------------------------------------------------------------------
   Commercial                              $43,698    $45,632    $46,720    (4.2)     (6.5)    $45,382    $45,128      0.6
   Lease financing                           5,925      5,865      4,417     1.0      34.1       5,853      4,148     41.1
                                        ---------------------------------                   ----------------------
         Total commercial                   49,623     51,497     51,137    (3.6)     (3.0)     51,235     49,276      4.0

   Commercial mortgages                     18,918     18,991     19,232    (0.4)     (1.6)     19,070     19,036      0.2
   Construction and development              7,140      7,360      6,982    (3.0)      2.3       7,217      6,814      5.9
                                        ---------------------------------                   ----------------------
         Total commercial real estate       26,058     26,351     26,214    (1.1)     (0.6)     26,287     25,850      1.7

   Residential mortgages                     6,634      7,189      8,971    (7.7)    (26.1)      7,143      9,857    (27.5)

   Credit card                               5,712      5,652      5,008     1.1      14.1       5,658      4,857     16.5
   Retail leasing                            4,630      4,465      3,409     3.7      35.8       4,463      2,862     55.9
   Other retail                             24,757     24,315     24,651     1.8       0.4      24,749     24,290      1.9
                                        ---------------------------------                   ----------------------
         Total retail                       35,099     34,432     33,068     1.9       6.1      34,870     32,009      8.9

   Total loans                            $117,414   $119,469   $119,390    (1.7)     (1.7)   $119,535   $116,992      2.2
                                        =================================                   ======================

   Total loans, excl. residential
      mortgages                           $110,780   $112,280   $110,419    (1.3)      0.3    $112,392   $107,135      4.9
                                        =================================                   ======================

----------------------------------------------------------------------------------------------------------------------------

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 7



     Average loans for the third quarter of 2001 were $2.0 billion lower, or 1.7 percent, than the third quarter of 2000. Year-over-year loan growth was impacted by several management actions, including the first quarter of 2001 sale of the home equity and indirect automobile loan portfolios, the reclassification of a discontinued unsecured small business product to loans held for sale, branch divestitures, and transfers of short-term, high quality, commercial loans to the loan conduit. In addition, the Company continued to reduce its lower margin residential mortgage portfolio. Excluding residential mortgage loans, average loans for the third quarter were higher by $361 million, or .3 percent, than the third quarter of 2000.

     Excluding residential mortgage loans, average loans for the third quarter of 2001 were lower than the second quarter of 2001 by $1.5 billion, or 1.3 percent, primarily reflecting the transfer of commercial loans to the conduit and the second quarter of 2001 reclassification of a discontinued unsecured small business product to loans held for sale.

     Investment securities at September 30, 2001, were $8.9 billion more than at September 30, 2000, and $4.5 billion higher than at June 30, 2001, reflecting net purchases of securities. Average investment securities for the third quarter of 2001 were $5.9 billion higher, or 35.0 percent, than the same of quarter of 2000.

     Average noninterest-bearing deposits in the third quarter of 2001 were higher than the third quarter of 2000 by $1.5 billion, or 6.3 percent. Average interest-bearing deposits declined by $303 million, or .4 percent, from the third quarter of 2000. Growth in average interest checking and money market deposits was more than offset by reductions in the average balances of higher cost savings and time deposits.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 8



----------------------------------------------------------------------------------------------------------------------------------
   NONINTEREST INCOME                                                                                                      TABLE 4
----------------------------------------------------------------------------------------------------------------------------------
   ($ in millions)                                                                PERCENT   PERCENT
                                                                                   CHANGE   CHANGE
                                                       3Q        2Q        3Q     3Q01 VS   3Q01 VS     YTD       YTD     PERCENT
                                                      2001      2001      2000      2Q01     3Q00      2001      2000     CHANGE
                                                  -------------------------------------------------------------------------------
   Credit card fee revenue                           $192.2    $198.7    $208.2     (3.3)     (7.7)    $588.9    $569.0       3.5
   Merchant and ATM processing revenue                138.5      61.9      53.0    123.7     161.3      252.1     158.4      59.2
   Trust and investment management fees               226.2     228.0     231.1     (0.8)     (2.1)     679.2     692.4      (1.9)
   Deposit service charges                            168.7     176.7     144.3     (4.5)     16.9      491.9     405.7      21.2
   Cash management fees                                89.7      84.9      74.7      5.7      20.1      251.4     220.6      14.0
   Mortgage banking revenue                            60.3      57.0      44.7      5.8      34.9      165.5     135.5      22.1
   Trading account profits and commissions             43.6      55.8      50.9    (21.9)    (14.3)     171.3     196.0     (12.6)
   Investment products fees and commissions           108.0     114.2     107.8     (5.4)      0.2      347.9     357.7      (2.7)
   Investment banking revenue                          56.9      71.1     100.6    (20.0)    (43.4)     188.2     267.5     (29.6)
   Commercial product revenue                          96.2      93.8      86.0      2.6      11.9      266.1     219.2      21.4
   Securities gains, net                               59.8      31.3       1.1       nm        nm      307.1       1.1        nm
   Other                                               68.2      91.0     131.2    (25.1)    (48.0)     264.0     395.2     (33.2)
                                                  ------------------------------                   --------------------
       Subtotal                                     1,308.3   1,264.4   1,233.6      3.5       6.1    3,973.6   3,618.3       9.8

   Merger and restructuring-related gains                --      62.2        --                          62.2        --

                                                  ------------------------------                   --------------------
   Total noninterest income                        $1,308.3  $1,326.6  $1,233.6                      $4,035.8  $3,618.3
                                                  ==============================                   ====================

----------------------------------------------------------------------------------------------------------------------------------

Noninterest Income

     Third quarter noninterest income, excluding merger and restructuring-related items, was $1,308.3 million, an increase of $74.7 million, or 6.1 percent, from the same quarter of 2000, and a $43.9 million, or 3.5 percent, increase from the second quarter of 2001. Excluding the impact of securities gains and merger and restructuring-related items, noninterest income in the third quarter of 2001 was $16.0 million, or 1.3 percent, higher than the third quarter of 2000, and $15.4 million, or 1.2 percent, higher than the second quarter of 2001. Credit card fee revenue was lower in the third quarter of 2001 over the same period of 2000 by $16.0 million, or 7.7 percent, primarily due to lower corporate, purchasing and retail card transaction volumes. The decline, in part, reflects lower charge volumes during the last three weeks of September. Merchant and ATM processing revenue was higher in the third quarter of 2001 over the same period of 2000 by $85.5 million, or 161.3 percent, principally due to

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 9



the acquisition of NOVA. Deposit service charges, commercial product revenue, cash management fees, and mortgage banking revenue also improved in the third quarter of 2001 over the third quarter of 2000 by $24.4 million (16.9 percent), $10.2 million (11.9 percent), $15.0 million (20.1 percent), and $15.6 million (34.9 percent), respectively. The increase in deposit service charges was primarily due to the alignment and re-design of products and features following the Firstar/U.S. Bancorp merger. The increase in cash management fees and commercial product revenue was primarily driven by the growth in core business and product fee enhancements during 2000. Mortgage banking revenue increased in the third quarter of 2001 compared with the third quarter of 2000 due to increases in origination and sales fees and loan servicing revenue, partially offset by a decrease in gain on the sale of servicing rights. Other income declined $63.0 million from a year ago, primarily reflecting a $36.0 million impairment of commercial and retail leasing residuals in the third quarter of 2001 and a decline in the level of gains on equity investments compared with the third quarter of 2000.

     Excluding securities gains and merger and restructuring-related items, noninterest income increased in the third quarter of 2001 by $15.4 million, or
1.2 percent, over the second quarter of 2001. Merchant and ATM processing revenue increased by $76.6 million (123.7 percent) over the second quarter of 2001, due to the NOVA acquisition. Positive variances in commercial product revenue, cash management fees and mortgage banking revenue were more than offset by reductions in capital market-related revenues, deposit service charges and other income.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 10



---------------------------------------------------------------------------------------------------------------------------------
   NONINTEREST EXPENSE                                                                                                    TABLE 5
---------------------------------------------------------------------------------------------------------------------------------
   ($ in millions)                                                                PERCENT   PERCENT
                                                                                   CHANGE   CHANGE
                                                       3Q        2Q        3Q     3Q01 VS   3Q01 VS     YTD       YTD     PERCENT
                                                      2001      2001      2000      2Q01     3Q00      2001      2000     CHANGE
                                                  -------------------------------------------------------------------------------
   Salaries                                          $580.3    $570.5    $602.4      1.7      (3.7)  $1,741.3  $1,833.4      (5.0)
   Employee benefits                                   85.4      90.7      89.4     (5.8)     (4.5)     284.2     301.6      (5.8)
   Net occupancy                                      102.5     101.4      99.8      1.1       2.7      314.0     292.7       7.3
   Furniture and equipment                             74.9      74.9      79.6       --      (5.9)     226.7     232.0      (2.3)
   Communication                                       49.4      50.3      35.7     (1.8)     38.4      138.4     103.1      34.2
   Postage                                             44.7      43.8      43.1      2.1       3.7      135.4     130.3       3.9
   Goodwill                                            64.9      61.2      60.4      6.0       7.5      196.6     178.6      10.1
   Other intangible assets                             82.2      51.4      37.3     59.9     120.4      177.5     111.7      58.9
   Other                                              334.4     297.7     286.0     12.3      16.9      940.8     837.1      12.4
                                                  ------------------------------                   --------------------
       Subtotal                                     1,418.7   1,341.9   1,333.7      5.7       6.4    4,154.9   4,020.5       3.3

   Merger and restructuring-related charges           148.8     252.8     117.7                         805.8     264.6
                                                  ------------------------------                   --------------------
   Total noninterest expense                       $1,567.5  $1,594.7  $1,451.4                      $4,960.7  $4,285.1
                                                  ==============================                   ====================

----------------------------------------------------------------------------------------------------------------------------------

Noninterest Expense

     Third quarter noninterest expense, before merger and restructuring-related charges, totaled $1,418.7 million, an increase of $85.0 million, or 6.4 percent, from the third quarter of 2000. The increase in noninterest expense was primarily the result of core business growth and approximately $85 million related to recent acquisitions, including NOVA, Scripps Financial, Lyon Financial and 41 branches in Tennessee, $24.7 million of MSR impairment related to the declining rate environment, and asset writedowns of $14.0 million of commercial leasing partnerships and repossessed tractor/trailer property, partially offset by cost savings related to merger integration and restructuring activities and a reduction in expense related to capital markets activity. The Company actively hedges its risk of MSR impairment through principal only and other investment positions. As such, a portion of the MSR impairment was offset by securities gains recognized during the quarter.

      Third quarter of 2001 noninterest expense, before merger and restructuring-related charges, was higher than the second quarter of 2001 by $76.8 million, or 5.7 percent, primarily due to the acquisition of NOVA and the MSR impairment and asset writedowns.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 11



-----------------------------------------------------------------------------------------------------------------------------
   SIGNIFICANT ITEMS - MERGER AND RESTRUCTURING                                                                       TABLE 6
-----------------------------------------------------------------------------------------------------------------------------
   ($ in millions)
                                                     CURRENT       ESTIMATED TIMING           ACTUAL      ACTUAL      ACTUAL
                                                                ------------------------
   SUMMARY OF CHARGES                                ESTIMATE         2001        2002         1Q01        2Q01        3Q01
                                                   --------------------------------------------------------------------------
   Firstar/U.S. Bancorp
      Severance and employee-related costs               $237.4      $244.9       ($7.5)      $123.6       $98.1       $22.5
      Building and equipment                              107.0        79.2        27.8         23.6         7.7         4.6
      Investment banking and transaction costs             62.9        62.9          --         60.6         1.0         1.3
      Charitable foundation                                76.0        76.0          --         76.0          --          --
      Restructurings*                                     500.1       490.1        10.0        181.6       246.7        51.9
      Branch sale                                         (62.2)      (62.2)         --           --       (62.2)         --
      Other, net                                          132.8        81.2        51.6         38.5        28.0         7.7
                                                      -----------------------------------------------------------------------
         Subtotal                                       1,054.0       972.1        81.9        503.9       319.3        88.0
      Conversion and integration                          346.5       197.8       148.7         19.2        53.0        51.9
                                                      -----------------------------------------------------------------------
            Total Firstar/U.S. Bancorp**                1,400.5     1,169.9       230.6        523.1       372.3       139.9
   U.S. Bancorp Piper Jaffray restructuring                45.6        45.6          --         22.6         5.4        17.6
   NOVA                                                   100.0         3.9        96.1           --          --         3.0
   Other acquisitions, net                                 75.4        65.5         9.9         25.1        14.2         2.6
                                                      -----------------------------------------------------------------------
            Total merger and restructuring             $1,621.5    $1,284.9      $336.6       $570.8      $391.9      $163.1
                                                      =======================================================================

   *Detail of restructuring charges


        Unsecured small business credit line portfolio                         $201.3
        Credit policy and risk management practice alignment                     90.0
        Sale of high LTV home equity and indirect auto portfolios                76.6
        Exit U.S. Bancorp Libra                                                  45.4
        Branch consolidation                                                     20.0
        Exit other business lines and/or portfolios                              51.9
        Other                                                                    14.9
                                                                              -------
               Total restructurings                                            $500.1
                                                                              =======
   ** Originally estimated to be $800 million

-----------------------------------------------------------------------------------------------------------------------------

     Earnings in the third quarter of 2001 included pre-tax net merger and restructuring-related items of $163.1 million. The total merger and restructuring-related items included $139.9 million of net expense associated with the Firstar/U.S. Bancorp merger. In addition, $23.2 million of expense was included in the third quarter of 2001 for the U.S. Bancorp Piper Jaffray restructuring, NOVA and other recent, smaller acquisitions.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 12



     The $139.9 million of net merger and restructuring-related items associated with the U.S. Bancorp/Firstar merger included $51.9 million to restructure a co-branding relationship of the former U.S. Bancorp. The restructuring charge included a $14.3 million provision for credit losses related to the release of certain credit quality indemnifications in the original contract and $35.7 million for the impairment of intangibles. Merger and restructuring-related charges also included $22.5 million of severance and employee-related costs, $4.6 million of building and equipment costs, $51.9 million of conversion and integration costs, and $9.0 million of miscellaneous other expense.

------------------------------------------------------------------------------------------------------------------------------------
  ALLOWANCE FOR CREDIT LOSSES                                                                                                TABLE 7
------------------------------------------------------------------------------------------------------------------------------------
  ($ in millions)                                   3Q2001                2Q                1Q2001                4Q           3Q
                                          ----------------------------            ----------------------------
                                           "NORMALIZED**"   ACTUAL      2001       "NORMALIZED*"    ACTUAL       2000         2000
                                          ------------------------------------------------------------------------------------------
  Balance, beginning of period                 $1,715.7   $1,715.7    $1,729.1        $1,786.9    $1,786.9    $1,776.6     $1,757.0

  Net charge-offs
      Commercial                                   69.9      307.2        75.5            53.9       270.3        69.0         68.9
      Lease financing                              11.8       78.2         9.1             6.4        19.6         7.2          4.8
                                       ---------------------------------------------------------------------------------------------
           Total commercial                        81.7      385.4        84.6            60.3       289.9        76.2         73.7
      Commercial mortgages                          1.4        6.9        (0.2)            3.1        28.5         6.8          0.7
      Construction and development                 (0.6)       3.4         2.5             0.8         0.8         3.9          5.8
                                       ---------------------------------------------------------------------------------------------
          Total commercial real estate              0.8       10.3         2.3             3.9        29.3        10.7          6.5
      Residential mortgages                         3.6        3.6         3.3             3.2         3.2         3.0          2.3
      Credit card                                  71.5       71.5        68.5            57.8        57.8        54.4         52.4
      Retail leasing                                7.1        7.1         7.0             6.2         6.2         4.6          3.7
      Other retail                                 85.4       85.4        74.6            95.7        90.7        80.6         75.3
                                       ---------------------------------------------------------------------------------------------
           Total retail                           164.0      164.0       150.1           159.7       154.7       139.6        131.4
                                       ---------------------------------------------------------------------------------------------
              Total net charge-offs               250.1      563.3       240.3           227.1       477.1       229.5        213.9

  Provision for credit losses
       Operating basis                            961.8    1,275.0       240.0           282.4       365.8       229.5        214.0
       Merger-related                              14.3       14.3       201.3              --       166.6          --           --
                                       ---------------------------------------------------------------------------------------------
            Total provision for                   976.1    1,289.3       441.3           282.4       532.4       229.5        214.0
              credit losses
  Losses from loan sales/transfers                 (1.3)      (1.3)     (214.4)         (113.6)     (113.6)         --           --
  Acquisitions and other changes                   17.6       17.6          --             0.5         0.5        10.3         19.5
                                       ---------------------------------------------------------------------------------------------

  Balance, end of period                       $2,458.0   $2,458.0    $1,715.7        $1,729.1    $1,729.1    $1,786.9     $1,776.6
                                       =============================================================================================

  Net charge-offs to average loans (%)             0.85       1.90        0.81            0.76        1.59        0.75         0.71

  Allowance for credit losses to
     Period-end loans (%)                          2.15       2.15        1.45            1.45        1.45        1.46         1.46

*   categories adjusted for merger-related ($90.0 million) and portfolio restructuring-related ($160.0 million) net-charge-offs

**  categories adjusted for specific management credit initiatives in the third quarter ($313.2 million)

------------------------------------------------------------------------------------------------------------------------------------

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 13


Credit Quality

     The allowance for credit losses was $2,458.0 million at September 30, 2001, compared with the allowance for credit losses of $1,715.7 million at June 30, 2001. The ratio of allowance for credit losses to nonperforming loans was 243 percent at September 30, 2001, higher than the ratio of 156 percent at June 30, 2001. The ratio of allowance for credit losses to period-end loans was 2.15 percent at September 30, 2001, compared with 1.45 percent at June 30, 2001. During the third quarter of 2001, the Company recognized an incremental provision for credit losses to strengthen its allowance coverage ratios. This action recognizes an increasing probability that the current economic slowdown will accelerate or be more prolonged as a result of recent events. Management's action reflects increasing uncertainties surrounding the timing of an economic recovery and its impact on the credit quality of the loan portfolio. Given recent events, deterioration in the manufacturing and transportation sectors is now expected to continue. Uncertainty with respect to the airline industry, travel and entertainment and consumer-related businesses also has been considered by management in determining the allowance for credit losses as of September 30, 2001.

     Total net charge-offs in the third quarter of 2001 were $563.3 million, compared with the second quarter of 2001 net charge-offs of $240.3 million and the third quarter of 2000 net charge-offs of $213.9 million. Total net charge-offs in the third quarter of 2001 included $313.2 million of commercial charge-offs related to specific credit initiatives taken by management.

     Commercial and commercial real estate loan net charge-offs were $395.7 million for the third quarter of 2001, or 2.07 percent of average loans outstanding, compared with $86.9 million, or .45 percent, in the second quarter of 2001 and $80.2 million, or .41 percent, of average loans outstanding, in the third quarter of 2000. Approximately $313.2 million of the increase in charge-offs reflects several factors including: a large cattle fraud, recent collateral deterioration specific to transportation equipment caused by the impact of fuel prices and the economy, further deterioration in the

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 14



manufacturing, communications and technology sectors and specific management decisions to accelerate its workout strategy for certain borrowers. Excluding net charge-offs associated with these events and management credit initiatives ("normalized" net charge-offs), commercial and commercial real estate loan net charge-offs in the third quarter of 2001 were $82.5 million, or .43 percent of average loans outstanding.

     Retail loan net charge-offs of $164.0 million in the third quarter of 2001 were higher than the same period of 2000 by $32.6 million, or 24.8 percent, and $13.9 million, or 9.3 percent, higher than the second quarter of 2001. The increase in retail loan net charge-offs in the third quarter of 2001 from the second quarter of 2001 was primarily due to higher bankruptcies, reflecting the continuing downturn in economic conditions. Retail loan net charge-offs as a percent of average loans outstanding were 1.85 percent in the third quarter of 2001, compared with 1.75 percent and 1.58 percent in the second quarter of 2001 and third quarter of 2000, respectively.

---------------------------------------------------------------------------------------------------
   CREDIT RATIOS                                                                            TABLE 8
---------------------------------------------------------------------------------------------------
                                                    SEP 30    JUN 30    MAR 31     DEC 31    SEP 30
                                                     2001      2001      2001       2000      2000
                                                  -------------------------------------------------
   Net charge-offs ratios*
      Commercial                                     2.79      0.66      2.34       0.59      0.59
      Lease financing                                5.24      0.62      1.38       0.51      0.43
         Total commercial                            3.08      0.66      2.24       0.58      0.57

      Commercial real estate                         0.16      0.04      0.45       0.16      0.10

      Residential mortgage                           0.22      0.18      0.17       0.14      0.10

      Credit card                                    4.97      4.86      4.15       4.15      4.16
      Retail leasing                                 0.61      0.63      0.59       0.46      0.43
      Other retail                                   1.37      1.23      1.46       1.27      1.22
         Total retail                                1.85      1.75      1.79       1.62      1.58

   Total net charge-offs                             1.90      0.81      1.59       0.75      0.71

   Delinquent loan ratios**
      Commercial past due 90+ days                   1.45      1.41      1.22       0.95      0.84
      Consumer past due 90+ days                     1.05      1.00      1.01       0.92      0.79

   *  annualized and calculated on average loan balances

   ** ratios include nonperforming loans and are expressed as a percent of ending loan balances
--------------------------------------------------------------------------------------------------

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 15



     The Company expects total net charge-offs in the fourth quarter of 2001 to decrease modestly from the normalized net charge-offs in the third quarter of 2001. However, given the increasing probability that the current economic slowdown will accelerate or be more prolonged by recent events, there is still significant uncertainty as to the level and timing of commercial charge-offs over the next several quarters.

------------------------------------------------------------------------------------------------
   ASSET QUALITY                                                                         TABLE 9
------------------------------------------------------------------------------------------------
   ($ in millions)
                                               SEP 30     JUN 30    MAR 31     DEC 31    SEP 30
                                                2001       2001      2001       2000      2000
                                            ----------------------------------------------------
   Nonperforming loans
      Commercial                               $580.8     $724.1    $631.9     $470.4    $383.8
      Lease financing                           136.6      126.4     103.8       70.5      57.5
                                            ----------------------------------------------------
         Total commercial                       717.4      850.5     735.7      540.9     441.3
      Commercial mortgages                      124.7      114.4      98.5      105.5     107.6
      Construction and development               55.5       37.3      57.8       38.2      34.8
                                            ----------------------------------------------------
         Commercial real estate                 180.2      151.7     156.3      143.7     142.4
      Residential mortgages                      76.7       67.7      64.8       56.9      60.7
      Retail                                     37.0       30.0      25.1       23.8      22.0
                                            ----------------------------------------------------
   Total nonperforming loans                  1,011.3    1,099.9     981.9      765.3     666.4

   Other real estate                             55.4       52.7      55.0       61.1      42.6
   Other nonperforming assets                    65.7       62.5      53.9       40.6      30.4
                                            ----------------------------------------------------

   Total nonperforming assets*               $1,132.4   $1,215.1  $1,090.8     $867.0    $739.4
                                            ====================================================

   Accruing loans 90 days past due             $483.8     $395.9    $390.7     $385.2    $329.1
                                            ====================================================

   Allowance to nonperforming loans (%)           243        156       176        233       267
   Allowance to nonperforming assets (%)          217        141       159        206       240
   Nonperforming assets to loans
      plus ORE (%)                               0.99       1.02      0.91       0.71      0.61

   *does not include accruing loans 90 days past due
-------------------------------------------------------------------------------------------------

         Nonperforming assets at September 30, 2001, totaled $1,132.4 million, compared with $1,215.1 million at June 30, 2001, and $739.4 million at September 30, 2000. The $82.7 million decrease in nonperforming assets from June 30, 2001, to September 30, 2001, was primarily due to

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 16



the commercial charge-offs taken in the quarter. The ratio of nonperforming assets to loans and other real estate was .99 percent at September 30, 2001, compared with 1.02 percent at June 30, 2001, and .61 percent at September 30, 2000.

------------------------------------------------------------------------------------------------
   CAPITAL POSITION                                                                     TABLE 10
------------------------------------------------------------------------------------------------
   ($ in millions)                            SEP 30     JUN 30    MAR 31    DEC 31     SEP 30
                                               2001       2001      2001      2000       2000
                                            ----------------------------------------------------
   Total shareholders' equity                 $16,817    $15,456   $15,243   $15,168    $14,334
   Tier 1 capital                              11,781     12,860    11,831    11,602     11,179
   Total risk-based capital                    18,666     18,066    17,135    17,038     16,740

   Common equity to assets                       10.0%       9.4%      9.5%      9.2%       8.9%
   Tangible common equity to assets               5.9        6.6       6.6       6.3        6.3
   Tier 1 capital ratio                           7.2        8.0       7.4       7.2        7.1
   Total risk-based capital ratio                11.4       11.2      10.7      10.6       10.6
   Leverage ratio                                 7.3        8.0       7.5       7.4        7.2

------------------------------------------------------------------------------------------------


     Total shareholder's equity was $16.8 billion at September 30, 2001, compared with $14.3 billion at September 30, 2000. The increase was the result of strong corporate earnings, including merger and restructuring-related items, offset by dividend payments and share buybacks in the third quarter of 2000 prior to the announcement of the merger of Firstar and the former U.S. Bancorp.

     Tangible common equity to assets was 5.9 percent at September 30, 2001, compared with 6.6 percent at June 30, 2001, and 6.3 percent at September 30, 2000. The Tier 1 capital ratio was 7.2 percent at September 30, 2001, compared with 8.0 percent at June 30, 2001, and 7.1 percent at September 30, 2000. The decrease primarily reflects the NOVA acquisition, including the level of intangibles and the capital structure utilized to acquire the company. The total risk-based capital ratio was 11.4 percent at September 30, 2001, compared with
11.2 percent at June 30, 2001, and 10.6 percent at September 30, 2000. The improvement in the total risk-based capital ratio in the third quarter of 2001 primarily reflects changes in the mix of investment securities in addition to the second quarter of 2001 issuance of "trust preferred" securities. The leverage ratio was 7.3 percent at September 30, 2001, compared with 8.0 percent at June 30, 2001, and 7.2 percent at September 30, 2000. All regulatory ratios continue to be in excess of stated "well capitalized" requirements.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 17



-----------------------------------------------------------------------------------------------------
   COMMON SHARES                                                                             TABLE 11
-----------------------------------------------------------------------------------------------------
   (Millions)                                          3Q          2Q       1Q       4Q        3Q
                                                      2001        2001     2001     2000      2000
                                                    -------------------------------------------------
   Beginning shares outstanding                      1,907.6    1,905.3  1,902.1   1,890.3   1,905.5

   Shares issued for stock option and stock
   purchase plans, acquisitions and other
   corporate purposes                                   62.7        2.3      3.2      11.8       1.9
   Shares repurchased                                   (1.3)        --       --        --     (17.1)
                                                    -------------------------------------------------
   Ending shares outstanding                         1,969.0    1,907.6  1,905.3   1,902.1   1,890.3
                                                    =================================================

------------------------------------------------------------------------------------------------------

     On July 17, 2001, the board of directors of U.S. Bancorp approved a plan to repurchase 56.4 million shares of its outstanding common stock to replace the shares issued in connection with the acquisition of NOVA. During the third quarter of 2001, the Company repurchased 1.3 million shares of common stock in both public and private transactions. The Company also entered into forward contracts to repurchase the majority of the remaining shares authorized for repurchase. These contracts include agreements to repurchase 18.4 million shares in the fourth quarter of 2001, 17.8 million shares in the first quarter of 2002 and 8.9 million shares in the second quarter of 2002.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 18



--------------------------------------------------------------------------------------------------------------------------------
    LINE OF BUSINESS FINANCIAL PERFORMANCE*                                                                             TABLE 12
--------------------------------------------------------------------------------------------------------------------------------
  ($ in millions)
                                      PRE-TAX OPERATING INCOME**     PERCENT CHANGE
                                     ------------------------------ -----------------                                3Q 2001
                                        3Q        2Q        3Q      3Q01 VS 3Q01 VS     YTD       YTD      PERCENT   EARNINGS
  BUSINESS LINE                        2001      2001      2000      2Q01     3Q00      2001      2000     CHANGE    COMPOSITION
  ------------------------------------------------------------------------------------------------------------------------------
  Wholesale Banking                   $483.3    $498.6    $456.8     (3.1)     5.8    $1,471.9  $1,355.1      8.6         32 %
  Consumer Banking                     540.8     609.6     613.9    (11.3)   (11.9)    1,732.0   1,779.5     (2.7)        36
  Private Client, Trust and
      Asset Management                 162.9     162.9     168.3       --     (3.2)      483.7     486.3     (0.5)        11
  Payment Services                     294.8     285.0     276.7      3.4      6.5       854.0     782.9      9.1         20
  Capital Markets                       20.0      32.8      39.2    (39.0)   (49.0)       88.5     166.7    (46.9)         1
  Treasury and Corporate Support         7.6     (80.4)   (120.8)      nm       nm       (31.5)   (399.9)      nm         --
                                   -----------------------------                    --------------------
  Consolidated Company              $1,509.4  $1,508.5  $1,434.1      0.1      5.3    $4,598.6  $4,170.6     10.3        100 %
                                   =============================                    ====================

  *   preliminary data

  **  pre-tax income before merger and restructuring-related items and provision for credit losses
--------------------------------------------------------------------------------------------------------------------------------

Line of Business

      Within the Company, financial performance is measured by major lines of business which include: Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Other Corporate Support. The business line results are derived from the Company's profitability reporting systems. Designations, assignments and allocations may change from time to time as product lines change or segments are realigned to better respond to our diverse customer base. All results for 2001 and 2000 have been restated to present consistent methodologies for all business lines.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $483.3 million of the Company's pre-tax operating income in the third quarter of 2001, a 5.8 percent increase over the same period of 2000 and a 3.1 percent decrease from the second quarter of 2001. Total revenue grew by 7.9 percent from the third quarter of 2000 to the third quarter of 2001, the result of deposit growth, as well as the impact of an equipment finance division acquisition, and an increase in noninterest income (21.7 percent), particularly cash management-related fees. Offsetting the favorable variance in revenue was an increase in noninterest expense (18.6 percent), primarily due to the leasing acquisition and planned growth in targeted markets.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 19



     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line service, direct mail and automated teller machines ("ATM"). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking and investment sales. Consumer Banking contributed $540.8 million of the Company's pre-tax operating income in the third quarter of 2001, an 11.9 percent decrease from the same period of 2000, and an 11.3 percent decrease from the second quarter of 2001. Total revenue declined by 2.5 percent in the third quarter of 2001 from the same quarter of 2000. Fee-based revenue increased 13.7 percent from a year ago, while net interest income declined 8.2 percent. The decrease in net interest income reflects the impact of declining interest rates on the funding benefit of consumer deposits, the divestiture of home equity and indirect automobile loans in the first quarter of 2001, and branches divestitures during the second quarter of 2001 in connection with the FSR/USB merger. The decline was partially offset by a funding benefit related to the acquisition of 41 branches in Tennessee. Growth in fee-based revenue from a year ago is primarily attributed to an increase in retail deposit and cash management fees, the result of core account growth, product pricing enhancements, the alignment and re-design of products and features following the merger, and fee revenue related to the Tennessee branch acquisition. Mortgage banking revenue also contributed to the favorable variance. Noninterest expense increased over the third quarter of 2000 (11.2 percent), primarily due to MSR impairment and the Tennessee branch acquisition.

      Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Mutual Fund Services. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management contributed $162.9 million of the Company's pre-tax operating income in the third quarter of 2001, a 3.2 percent decrease from the same period of 2000 and equal to the second quarter of 2001. Growth in net interest income (1.3 percent) in the third quarter of 2001 from the third quarter of 2000 was driven by growth in loans and deposits of 11.6 percent and
4.0 percent, respectively. Noninterest income declined by 3.7 percent primarily due to softness in account management fees affected by the markets. Noninterest expense decreased by 1.9 percent due to integration activities.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 20



     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $294.8 million of the Company's pre-tax operating income in the third quarter of 2001, a 6.5 percent increase over the same period of 2000 and a 3.4 percent increase over the second quarter of 2001. Strong revenue growth of 16.2 percent, primarily due to the acquisition of NOVA, was partially offset by an increase in noninterest expense (39.3 percent) related to the acquisition.

     Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally-based businesses through a network of brokerage offices. Capital Markets contributed $20.0 million of the Company's pre-tax operating income in the third quarter of 2001, a 49.0 percent decline from the third quarter of 2000 and a 39.0 percent decline from the second quarter of 2001. The unfavorable variances in pre-tax operating income from the third quarter of 2000 and second quarter of 2001 were due to significant decreases in fees related to trading, investment products fees and commissions and investment banking revenues.

     Treasury and Corporate Support includes the Company's investment and residential mortgage portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to loan and deposit balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including income and expense of enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded a pre-tax operating income of $7.6 million in the third quarter of 2001, compared with losses of $120.8 million in the third quarter of 2000 and $80.4 million in the second quarter of 2001. The increase in pre-tax operating earnings was primarily driven by an improvement in net interest income due to the funding and asset liability management activities during the declining rate environment.

U.S. Bancorp Reports Third Quarter 2001 Results
October 16, 2001
Page 21



VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, OCTOBER 16, 2001 AT 1:00 P.M. (CDT). To access the conference call, please dial 800-235-0452 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1077. For those unable to participate during the live call, a recording of the call will be available from 5:00 p.m.
(CDT) on Tuesday, October 16, 2001 through 11:00 p.m. (CDT) on Tuesday, October 23, 2001. To access the recorded message dial 800-374-0328. If calling from outside the United States, please dial 402-220-0663.

     Minneapolis-based U.S. Bancorp ("USB"), with $168 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,186 banking offices and 4,937 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of Firstar Bank and U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com and Firstar Bank at www.firstar.com.

Forward-Looking Statements

         This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, projected earnings growth, anticipated future expenses and revenues, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company's reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company's on-balance sheet and off-balance sheet assets, or the availability and terms of funding necessary to meet the Company's liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company's business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the Internet, or bank regulatory reform; and (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

                                       # # #

U.S. Bancorp
CONSOLIDATED STATEMENT OF INCOME

                                                                          Three Months Ended             Nine Months Ended
                                                                              September 30,                 September 30,
(Dollars and Shares in Millions, Except Per Share Data)              -------------------------------------------------------
(Unaudited)                                                              2001            2000           2001            2000
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                $2,285.6        $2,710.7       $7,384.4        $7,774.6
Loans held for sale                                                      53.9            32.7           96.4            79.9
Investment securities
     Taxable                                                            321.2           250.4          862.3           757.0
     Non-taxable                                                         15.9            34.8           74.9           107.2
Money market investments                                                  6.3            14.5           22.6            43.1
Trading securities                                                       11.2            12.8           41.2            39.7
Other interest income                                                    24.3            37.7           82.4           112.0
                                                                     -------------------------------------------------------
          Total interest income                                       2,718.4         3,093.6        8,564.2         8,913.5

INTEREST EXPENSE
Deposits                                                                670.0           954.0        2,336.7         2,643.1
Short-term borrowings                                                   122.9           191.2          433.5           561.0
Long-term debt                                                          276.7           403.9          957.4         1,112.1
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the junior
  subordinated debentures of the parent company                          39.7            31.5          102.7            89.2
                                                                     -------------------------------------------------------
          Total interest expense                                      1,109.3         1,580.6        3,830.3         4,405.4
                                                                     -------------------------------------------------------
Net interest income                                                   1,609.1         1,513.0        4,733.9         4,508.1
Provision for credit losses                                           1,289.3           214.0        2,263.0           598.5
                                                                     -------------------------------------------------------
Net interest income after provision for credit losses                   319.8         1,299.0        2,470.9         3,909.6

NONINTEREST INCOME
Credit card fee revenue                                                 192.2           208.2          588.9           569.0
Merchant and ATM processing revenue                                     138.5            53.0          252.1           158.4
Trust and investment management fees                                    226.2           231.1          679.2           692.4
Deposit service charges                                                 168.7           144.3          491.9           405.7
Cash management fees                                                     89.7            74.7          251.4           220.6
Mortgage banking revenue                                                 60.3            44.7          165.5           135.5
Trading account profits and commissions                                  43.6            50.9          171.3           196.0
Investment products fees and commissions                                108.0           107.8          347.9           357.7
Investment banking revenue                                               56.9           100.6          188.2           267.5
Commercial product revenue                                               96.2            86.0          266.1           219.2
Securities gains, net                                                    59.8             1.1          307.1             1.1
Merger and restructuring-related gains                                     --              --           62.2              --
Other                                                                    68.2           131.2          264.0           395.2
                                                                     -------------------------------------------------------
          Total noninterest income                                    1,308.3         1,233.6        4,035.8         3,618.3

NONINTEREST EXPENSE
Salaries                                                                580.3           602.4        1,741.3         1,833.4
Employee benefits                                                        85.4            89.4          284.2           301.6
Net occupancy                                                           102.5            99.8          314.0           292.7
Furniture and equipment                                                  74.9            79.6          226.7           232.0
Communication                                                            49.4            35.7          138.4           103.1
Postage                                                                  44.7            43.1          135.4           130.3
Goodwill                                                                 64.9            60.4          196.6           178.6
Other intangible assets                                                  82.2            37.3          177.5           111.7
Merger and restructuring-related charges                                148.8           117.7          805.8           264.6
Other                                                                   334.4           286.0          940.8           837.1
                                                                     -------------------------------------------------------
          Total noninterest expense                                   1,567.5         1,451.4        4,960.7         4,285.1
                                                                     -------------------------------------------------------

Income before income taxes                                               60.6         1,081.2        1,546.0         3,242.8
Applicable income taxes                                                  21.9           370.9          534.9         1,135.9
                                                                     -------------------------------------------------------
Net income                                                              $38.7          $710.3       $1,011.1        $2,106.9
                                                                     =======================================================
EARNINGS PER COMMON SHARE
Average common shares                                                 1,952.7         1,895.6        1,919.9         1,909.5
Earnings per share                                                       $.02            $.37           $.53           $1.10
                                                                     =======================================================

Average diluted common shares                                         1,965.4         1,907.1        1,932.9         1,922.1
Diluted earnings per share                                               $.02            $.37           $.52           $1.10
                                                                     =======================================================

U.S. Bancorp
CONSOLIDATED ENDING BALANCE SHEET

                                                                  September 30,        December 31,       September 30,
(Dollars in Millions)                                                      2001                2000                2000
------------------------------------------------------------------------------------------------------------------------
ASSETS                                                               (Unaudited)                             (Unaudited)
Cash and due from banks                                                  $7,570              $8,475              $6,805
Money market investments                                                    763                 657                 822
Trading account securities                                                  746                 753                 693
Investment securities
     Held-to-maturity                                                       279                 252                 234
     Available-for-sale                                                  25,349              17,390              16,480
Loans held for sale                                                       2,407                 764               1,142
Loans
     Commercial                                                          47,259              52,817              52,370
     Commercial real estate                                              25,535              26,443              26,320
     Residential mortgages                                                6,279               7,753               8,924
     Retail                                                              35,494              35,352              33,669
                                                                       ------------------------------------------------
Total loans                                                             114,567             122,365             121,283
        Less allowance for credit losses                                  2,458               1,787               1,777
                                                                       ------------------------------------------------
        Net loans                                                       112,109             120,578             119,506
Premises and equipment                                                    1,773               1,836               1,847
Customers' liability on acceptances                                         150                 183                 233
Goodwill and other intangible assets                                      7,448               5,309               4,924
Other assets                                                              9,236               8,724               8,079
                                                                       ------------------------------------------------
      Total assets                                                     $167,830            $164,921            $160,765
                                                                       ================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                  $27,074             $26,633             $23,984
   Interest-bearing                                                      65,874              68,177              65,674
   Time deposits greater than $100,000                                   10,857              14,725              15,017
                                                                        -----------------------------------------------
      Total deposits                                                    103,805             109,535             104,675
Short-term borrowings                                                    12,614              11,833              12,717
Long-term debt                                                           26,881              21,876              22,971
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the junior
  subordinated debentures of the parent company                           2,115               1,400               1,400
Acceptances outstanding                                                     150                 183                 233
Other liabilities                                                         5,448               4,926               4,435
                                                                        -----------------------------------------------
      Total liabilities                                                 151,013             149,753             146,431
Shareholders' equity
   Common stock                                                              20                  19                  19
   Capital surplus                                                        4,918               4,276               4,269
   Retained earnings                                                     11,585              11,658              11,206
   Treasury stock                                                           (62)               (880)             (1,082)
   Other comprehensive income                                               356                  95                 (78)
                                                                       ------------------------------------------------
      Total shareholders' equity                                         16,817              15,168              14,334
                                                                       ------------------------------------------------
      Total liabilities and shareholders' equity                       $167,830            $164,921            $160,765
=======================================================================================================================